Adopted by the Board July 30, 2024

LINDE PLC
NON-EMPLOYEE DIRECTOR DEFERRAL PROGRAM

ARTICLE I—PURPOSE
The purpose of this Non-Employee Director Deferral Program (the “Program”) is to provide non-employee directors (“Directors”) of Linde plc (the “Company”) with the opportunity to (A) defer payment of cash Director Fees (“Cash Fees”) by converting such Cash Fees into Other Stock-Based Awards in the form of deferred stock units (“DSUs”) granted under the 2021 Linde plc Long Term Incentive Plan or any successor plan (the “Equity Incentive Plan”), and (B) defer settlement of restricted stock units granted as the equity component of their Director Fees (as defined below) or otherwise granted under the Equity Incentive Plan (the “Director Fee RSUs”).
For purposes of the Program, “Director Fees” means the compensation payable to a Director in the form of Cash Fees and/or restricted stock units (“RSUs”) for services rendered as a member of the Board of Directors of the Company (the “Board”), including the annual base retainer fee paid to a Director and any additional retainer fee paid for service on a committee, as Chair of the Board or of a committee, as lead independent director, or for such other specific role.
ARTICLE II—PARTICIPANT ELECTIONS
Section 2.1— Deferral of Cash Fees and RSUs
On an annual basis, for the Board service period (generally, the period commencing in January and ending in December) (the “Compensation Period”) commencing in the following calendar year, a Director may, through an electronic or written election on a form or forms prescribed by the Company (each, an “Election Form”), elect to defer all or a portion of the Cash Fees to be earned by the Director in such Compensation Period into DSUs and/or to defer his or her Director Fee RSUs to be granted in such Compensation Period (any such deferred RSUs, the “Deferred Director Fee RSUs”). Settlement of DSUs and Deferred Director Fee RSUs (together, “Deferred Director Fees”) will be made in accordance with Article III below. DSUs and Deferred Director Fee RSUs in respect of each Compensation Period will be separately designated and tracked under the Program on behalf of each Director, as further set forth in Section 2.5 below.
Section 2.2—Election Timing
An Election Form with respect to Cash Fees that may be earned or Director Fee RSUs that may be granted during a particular Compensation Period must be completed and submitted to the Company no later than December 31 of the calendar year prior to the year in which such Compensation Period commences.
Notwithstanding the foregoing, unless otherwise determined by the Committee (as defined below), an individual who first becomes eligible to participate in the Program during a Compensation Period may complete and submit an Election Form on or before the deadline established by the Company, which in no event shall be later than 30 days after such individual first becomes eligible to participate in the Program, in order to elect to defer Director Fees to be earned for services performed in that same Compensation Period and after such election (an “Initial Eligibility Election”); provided that (a) any Initial Eligibility Election to defer Cash Fees must be made prior to the start of the first calendar quarter

(or other Cash Fees payment period) that commences after the Director submits the Election Form to the Company, and (b) any Initial Eligibility Election to defer Director Fee RSUs must be made prior to the date such Director Fee RSUs are granted. The determination of whether a Director may make an Initial Eligibility Election will be made in accordance with the rules of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), including Treasury Regulations Section 1.409A-2(a)(7).
The choices reflected in the Director’s Election Form become irrevocable on the applicable election deadline set forth in this Section 2.2. If a Director fails to submit a properly completed Election Form by the applicable election deadline, the Director will be ineligible to receive DSUs or to defer Director Fee RSUs for the applicable Compensation Period or portion thereof.

Adopted by the Board July 30, 2024
Section 2.3—Election Amount
A Director may elect to defer all or only a portion of his or her Cash Fees with respect to a Compensation Period, subject to the limitations applicable to an Initial Eligibility election in Section 2.2 above. However, unless otherwise determined by the Committee, a Director may not elect to defer only a portion of his or her Director Fee RSUs to be granted in a Compensation Period and an election to defer settlement of any Director Fee RSUs to be granted in a Compensation Period will apply to all Director Fee RSUs to be granted in that Compensation Period, except to the extent the Director Fee RSUs cannot be deferred pursuant to an Initial Eligibility Election due to the limitations set forth in Section 2.2 above.
Section 2.4—Form of Settlement
In the Election Form, a Director may elect to receive settlement of all Deferred Director Fees (whether DSUs or Deferred Director Fee RSUs) in respect of each Compensation Period in (a) a single lump sum; (b) 5 annual consecutive installment payments; or (c) 10 annual consecutive installment payments, as further set forth in and subject to Article III. In the event that a Director fails to specify the form of settlement, settlement will be made in a single lump sum. All Deferred Director Fees will be settled solely in Shares (as defined in the Equity Incentive Plan), on a one-for-one basis, and not in cash, notwithstanding any discretion to the contrary in the Equity Incentive Plan.
Section 2.5— Program Accounts; Cash Fees Deferrals-Credits and Debits to Director’s Accounts

(a)           DSU Accounts.  The Company will create and maintain on its books a Director’s DSU Account for each Director who has made an election to defer payment of Cash Fees under Section 2.1. For each applicable Compensation Period (or portion thereof), the Company will credit to such account the number of DSUs equal to the number of Shares that could be purchased with the amount of any Director’s Cash Fees which would have been paid to the Director but for such Cash Fees deferral election, as of the date the Cash Fees would have otherwise been payable. The number of DSUs will be calculated to three decimals by dividing the amount of the Director’s Cash Fees as to which a deferral election was made by the closing price of the Shares as reported on the Nasdaq Stock Market (or such other national securities exchange on which the Shares are then listed) as of the date the Cash Fees would have otherwise been payable. The DSUs will not be subject to vesting requirements or other forfeiture restrictions. DSUs are not, and do not constitute, Shares, and no right as a holder of Shares devolves upon a Director by reason of participation in this Program. Rights of a holder of Shares will arise only after settlement of Deferred Director Fees in actual Shares.

(b)          Deferred Director Fee RSU Accounts. The Company will create and maintain on its books a Deferred Director Fee RSU Account for each Director who has made an election to defer settlement of Director Fee RSUs under Section 2.1. For each applicable Compensation Period (or portion thereof), the Company will credit to such account the number of Deferred Director Fee RSUs corresponding to the number of Director Fee RSUs the Director has elected to defer.

(c)    Dividends.

(i)DSUs. As of the date any cash dividend is paid to holders of Shares, each Director’s DSU Account, regardless of whether the DSU holder is then a Director, will be credited with additional DSUs equal to the number of Shares that could have been purchased with the amount which would have been paid as cash dividends on that number of Shares (including fractions of a share to three decimals) equal to the number of DSUs credited to such Director’s Stock Account as of the record date applicable to such cash dividend. The number of additional DSUs to be credited will be calculated to three decimals by dividing the amount which would have been paid as cash dividends by the closing price of the Shares as reported on the Nasdaq Stock Market (or such other national securities exchange on which the Shares are then listed) as of the date the cash dividend would have been paid. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee. Should payment with respect to DSUs under Article III be made after the record date, but before the payment date applicable to a dividend paid to holders of Shares, no additional crediting to a Director’s DSU Account in consequence of such dividend payment will be made.

(ii)Deferred Director Fee RSUs. Any Deferred Director Fee RSUs will be credited with dividends paid to holders of Shares to the extent and in the manner set forth in the Award Agreement (as defined in the Equity Incentive Plan) for such Deferred Director Fee RSUs.

Adopted by the Board July 30, 2024
(c)           Debits and Calculation of Payments.  The Company will debit the Director’s DSU Account or Deferred Director Fee RSU Account as required under the payment schedule for such Director’s DSU Account or Deferred Director Fee RSU Account and pursuant to Article III below. Payment with respect to whole DSUs or Deferred Director Fee RSUs will be in Shares, at the rate of one Share per DSU or Deferred Director Fee RSU. With respect to fractional DSUs or fractional Deferred Director Fee RSUs, the number of Shares delivered on the applicable payment date will be rounded down to the nearest whole number of Shares.

ARTICLE III—SETTLEMENT OF DEFERRED DIRECTOR FEES
Section 3.1—Settlement on Separation from Service or During a Specified Year
Settlement of Deferred Director Fees will be made or will commence, as applicable, either (1) following the Director’s “separation from service” (within the meaning of Section 409A of the Code (“Section 409A”), or (2) in a calendar year specified by the Director, whether or not the Director may be serving on the Board in the specified year or his or her service on the Board may have previously terminated, not to exceed ten years from the year in which the election is made, unless the Committee permits a longer duration (the “Specified Year”). In either case, settlement shall be in a single lump sum or in installments as provided in subsections 3.1(a) and 3.1(b) below, except as otherwise set forth in Section 3.2 or 3.3. All settlements of Deferred Director Fees shall be made solely in the form of Shares and not in cash or other forms. In the event that a Director elects to defer Cash Fees or Director Fee RSUs but fails to specify the timing and/or form of settlement, settlement will be made in a single lump sum payment on the Director’s separation from service in accordance with Section 3.1(a)(1) below, except as otherwise set forth in Section 3.2 or 3.3.

(a)Settlement in Lump Sum. In the event that a Director elects to receive settlement of the Deferred Director Fees for a particular year in a single lump sum, the Director’s Deferred Director Fees for such year will be settled (1) within 90 days following the Director’s separation from service if the Director elects settlement on separation from service; provided, however, that if the Director is a “specified employee” within the meaning of Section 409A on the date of the Director’s separation from service, settlement will be made on the date that is the first day of the seventh month after the date of the Director’s separation from service with the Company, or (2) during the January of the Specified Year if the Director elects settlement in a Specified Year.

(b)Settlement in Installments. In the event that a Director elects to receive settlement of Deferred Director Fees for a particular year in installments, the Director’s Deferred Director Fees for such year will be settled in either 5 or 10 substantially equal annual installment payments, in accordance with the Director’s election, with the first installment made (1) during January of the first calendar year that commences following the year of the Director’s separation from service if the Director elects settlement on separation from service, or (2) during January of the Specified Year if the Director elects settlement in a Specified Year (the “Standard First Installment Date”); provided, however, that if the Director elects settlement on separation from service and the Director is a “specified employee” within the meaning of Section 409A on the date of the Director’s separation from service, and the Standard First Installment Date would occur within six months following the Director’s separation from service, then the first installment will instead be made on the date that is the first day of the seventh month after the date of the Director’s separation from service with the Company. Subsequent installments will be made during January of each succeeding year until all of the Director’s Deferred Director Fees for the applicable year have been settled. If the amount of any installment payment includes a fractional share, then the number of Shares delivered on the applicable installment payment date will be rounded up to the nearest whole Share; provided, however, that the number of Shares delivered on the last installment payment date will be rounded down to the nearest whole number of Shares.
Section 3.2—Settlement on Change in Control; Overriding Election
Notwithstanding the elections made by a Director pursuant to Section 3.1 above, a Director may elect on an Election Form to receive accelerated settlement of Deferred Director Fees (to the extent vested) upon a Change in Control (as defined in the Equity Incentive Plan) that constitutes a permissible distribution event under Section 409A(a)(2) of the Code (such event, a “Qualifying Change in Control”), in which case, the Deferred Director Fees to which such election applies will be settled in a single lump sum payment within 90 days following the effective date of a Qualifying Change in Control. Unless

Adopted by the Board July 30, 2024
otherwise determined by the Committee, once in effect, any election by a Director to receive accelerated settlement of Deferred Director Fees upon a Qualifying Change in Control will apply to all DSUs and

Deferred Director Fee RSUs granted to the Director after the date of such election; provided, however, that the Director may cancel such election on a prospective basis via a timely-submitted Election Form effective for DSUs and Deferred Director Fee RSUs granted to the Director in subsequent calendar years.
Section 3.3—Settlement on Death or Disability
Notwithstanding Section 3.1 above or any election made by a Director on an Election Form, in the event of a current or former Director’s death, all of such Director’s then-outstanding and vested Deferred Director Fees will be settled in a single lump sum payment to the beneficiary eligible to receive such payment under the terms of the Equity Incentive Plan (or in separate payments to the beneficiaries if more than one were designated by the Director), or to the Director’s estate, as the case may be, subject to the terms of the Equity Incentive Plan. Such settlement will be made within 90 days of the Director’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A.
Notwithstanding Section 3.1 above or any election made by a Director on an Election Form, in the event a Director becomes Disabled, all of such Director’s then-outstanding and vested Deferred Director Fees will be settled in a single lump sum payment within 90 days following the date it is determined that the Director has become Disabled.  “Disabled” means unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of twelve (12) months or longer.

ARTICLE IV—ADMINISTRATION, EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PROGRAM, AND TAX WITHHOLDING
Section 4.1—Administration
The Program shall be administered by the Committee, provided that to the extent consistent with applicable laws, day-to-day ministerial tasks and operational matters may be handled by the appropriate officers and employees of the Company. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Program and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Program. The construction and interpretation of any provision of the Program by the Committee, and a determination by the Committee of the amount of any Deferred Director Fees account, will be final and conclusive.
Section 4.2—Effective Date, Amendment, Suspension and Termination
The Program shall become effective upon approval and adoption by the Board. Subject to compliance with Section 409A, the Board may, at any time, amend, suspend, or terminate the Program in whole or in part, provided that no such action may decrease the amount or value of any outstanding Deferred Director Fees, or associated dividend equivalent rights, if any, as of the date such action is taken.
Section 4.3—Tax Withholding
Prior to any relevant taxable or tax withholding event in connection with settlement of a Director’s Deferred Director Fees, as applicable (the “Tax Withholding Obligations”), the Director agrees to make adequate arrangements to satisfy such Tax Withholding Obligations by one or a combination of the following, at the election of the Director: (i) the Director’s payment in cash, (ii) the Company’s deduction from the number of Shares otherwise due the Director, a number of Shares having an aggregate Fair Market Value (as defined in the Equity Incentive Plan) sufficient to discharge all Tax Withholding Obligations; provided that, if Shares are so withheld, they shall be withheld only up to the rate that will not trigger a negative accounting impact on the Company, or (iii) the Director’s tender to the Company (either by actual delivery or attestation) of a number of the Director’s previously acquired Shares having an aggregate Fair Market Value sufficient to discharge all Tax Withholding Obligations.

Adopted by the Board July 30, 2024
ARTICLE V—MISCELLANEOUS PROVISIONS

Section 5.1—Section 409A Compliance
The Program is intended to comply with the requirements of Section 409A, and the Program and any Election Form or Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and shall be administered accordingly. If any provision of the Program or any term or condition of any Election Form or Award Agreement would otherwise frustrate or conflict with this intent, such provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Each payment payable under this Program is intended to constitute a separate payment for purposes of Section 409A. Neither the Company nor the Committee warrants that the Program will comply with Section 409A with respect to any Director or with respect to any payment. In no event shall the Company or any subsidiary or affiliate or any director, officer, or employee of the Company (other than the Director) be liable for any additional tax, interest, or penalty incurred by any Director or beneficiary as a result of the Program’s failure to satisfy the requirements of Section 409A, or as a result of the Program’s failure to satisfy any other requirements of applicable tax laws.
Section 5.2—Dividend Equivalent Rights
In the event that the Company pays dividends on its Shares, any additional DSUs credited pursuant to Section 2.5(c)(i) above and any dividend equivalents credited with respect to Deferred Director Fee RSUs will be paid at the same time and in the same form as the Deferred Director Fees to which they relate.
Section 5.3—Unsecured General Creditor
The Company’s obligations under the Program constitute an unfunded and unsecured promise to distribute Shares in the future. Directors’ and beneficiaries’ rights under the Program are solely those of general unsecured creditors of the Company. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Program.
Section 5.4 —Equity Incentive Plan Terms
The Program is adopted pursuant to the Committee’s authority under the Equity Incentive Plan and the Program and any DSUs or Deferred Director Fee RSUs are subject to the terms and conditions of the Equity Incentive Plan. In the event of any conflict between the provisions of the Equity Incentive Plan and the Program, the provisions of the Program shall prevail to the extent needed to comply with Section 409A.

Section 5.5—Adjustments.
Any DSUs and Deferred Director Fee RSUs will be subject to adjustment in the event of certain corporate events or transactions in accordance with the adjustment provisions of the Equity Incentive Plan, in order to prevent dilution or enlargement of Directors’ rights with respect to such DSUs or Deferred Director Fee RSUs.
Section 5.6—Non-Alienation
No Director (or estate of a Director) will have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor will any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.
Section 5.7—Directors Based Outside of the United States
Notwithstanding any provision of this Program to the contrary, in order to comply with the laws in other countries in which the Company and/or its subsidiaries operate or in which Directors may reside, the Committee, in its discretion, shall have the power and authority to:
(a)    Determine which Directors outside the United States are eligible to participate in this Program;
(b)    Modify the terms and conditions of this Program with respect to Directors outside the United States to comply with applicable foreign laws;

Adopted by the Board July 30, 2024
(c)    Establish subplans and modify other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Program terms and procedures established under this Section 5.7 by the Committee shall be attached to this Program document as appendices; and
(d)    Take any action, before or after any deferral election is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no deferrals may be made, that would violate Section 409A.